EXHIBIT 4.10

Version 01.06.2006 - NK

                    THIS AGREEMENT is made as of 2 June 2006


between                      Hans Schmidt Holding A/S
                             Company Registration No. (CVR) 13356572
                             Vinkelvej 18
                             DK-6270 Tonder

                             (hereinafter referred to as HS)

and                          VIDA Holding ApS
                             Company Registration No. (CVR) 26714958
                             Vidagade 29
                             DK-6270 Tonder

                             (hereinafter referred to as VH)

                             (hereinafter collectively referred to as the Seller)

and                          Aktiv Gruppen Holding A/S
                             Company Registration No. (CVR) 20358645
                             Kokholm 3
                             DK-6000 Kolding

                             (hereinafter referred to as the Purchaser)



                            SHARE TRANSFER AGREEMENT

1.      RECITALS

1.1. WHEREAS HS is the owner of 50% and VH is the owner of 50% of 2S Ejendomsinvest ApS, Company Registration No. (CVR) 26848652, hereinafter referred to as "the Company" and the Seller therefore is the owner of 100% of the shares in the Company, equal to nominal DKK 125,000.00; and

1.2. WHEREAS the Company is the parent company in a group of companies, comprised of the following wholly-owned subsidiaries:

            o  Silkegade Invest ApS

            o  RGW A/S

            o  Romo Golf A/S

            o  Romo Golf & Wellness A/S

            o  Romo Ferie ApS; and

WHEREAS the Purchaser is desirous of obtaining all of the Seller's shares in the Company; NOW, THEREFORE, the Parties agree that the Seller shall transfer all of its shares in the Company to the Purchaser subject to the terms and conditions set forth in this Share Transfer Agreement.

2.      SUBJECT MATTER OF THIS SHARE TRANSFER AGREEMENT

2.1. By this Agreement, the Seller transfers 100% of its shares in the Company (nominal DKK 125,000.00) to the Purchaser.

2.2. The transfer includes the shares in the Company and its subsidiaries, as set forth under Clause 1.2., and the activities/projects related thereto, including the Romo Project, the Mommark Marinepark Project and the Adal Strandpark Project plus all other assets/activities, which are owned by the Company or its subsidiaries.

2.3. The Seller represents that an additional project related to the Romo Project is being discussed at present, and in case this project turns out to become a sound project, it shall pass to the Purchaser without further consideration. The project, which is situated at Sylt, provides 30 houses/accommodations and shared facilities, a total gross area of 2,560 sq metres.

3.      DATE OF COMPLETION

3.1.    The Parties have fixed 02 June 2006 as the date of completion.

3.2. The Purchaser shall take over the financial rights and the managerial powers pertaining to the shares transferred as of the date of completion. The Purchaser shall have the full right to dividend and other financial rights for the whole of the financial years 2005 and 2006.

4.      PURCHASE PRICE AND PAYMENT

4.1. The purchase price is agreed at DKK 134,160,000.00, say Danish kroner one hundred and thirty-four million one hundred and sixty-thousand only.

4.2.    The purchase price shall be paid as follows:

        a) DKK 38,060,000.00 shall be paid on the date of completion to the Seller's bank, cf. Clause 7.

        b) DKK 43,380,000.00 shall be paid on 01 November 2006 to the Seller's bank.

        c) DKK 43,380,000.00 shall be paid on 20 December 2006 to the Seller's bank.

        d) DKK 9,340,000.00 shall be paid on 20 December 2006, provided that the Company before this date - directly or indirectly - regardless of the date of completion - has sold not less than 100 houses/accommodations (units) to external purchasers. The Purchaser and the Company shall be under an obligation to contribute to achieving these sales targets. In case of failure to achieve such sales targets not later than by 20 December 2006, this portion of the purchase price shall lapse.

            A house/accommodation unit shall be deemed "sold" once a conditional conveyance, signed by a purchaser, and down payment and guarantee for the remaining purchase price have been provided.

            For the purpose of this Agreement, the term "external purchasers" means other purchasers than the Company and any of the Company's affiliated companies.

        Upon signing this Agreement, the Purchaser grants a first priority pledge of the subject matter of this Agreement, i.e. the shares in the Company, amounting to nominal DKK 125,000.00 as security for the payment of the portion of the purchase price, as set forth under Clauses 4.2.b,
        c. and d. The pledge shall be registered in the Company's register of shareholders. The Seller shall not be entitled to exercise the voting right attached to the pledged shares unless the Purchaser commits breach of the provisions of this Share Transfer Agreement.

        Until the total purchase price has been paid, any payment or distribution of funds from the Company or from the subsidiaries set forth under Clause 1.2. hereof to the Purchaser and/or other companies affiliated with Eurotrust A/S shall be subject to prior written approval by the Seller. The same applies to companies and persons that either directly or indirectly are shareholders of Eurotrust A/S or any such companies' or persons' next of kin/closely related relatives.

        Until the total purchase price has been paid, any transfer of assets or capital participation from the Company and its subsidiaries to the Purchaser and/or other companies affiliated with Eurotrust A/S shall be subject to prior written approval by the Seller. The same applies to companies and persons that either directly or indirectly are shareholders of Eurotrust A/S or any such companies' or persons' next of kin/closely related relatives.

        Failure of fulfilling the condition set forth under Clause 6.5 hereof as at 01 November 2006 will require an amount of DKK 3,000,000.00 of the portion of the purchase price as set forth under Clause 4.2. b. to be deposited in the Seller's name in Tonder Bank for release to the Purchaser or the Seller according to the provisions set forth under Clause 6.5.

5.      INFORMATION

5.1. In connection with the negotiations and the due diligence exercised by the Purchaser, the Purchaser has been given access to documents, e.g. containing legal, financial and technical information concerning the Company and the companies affiliated with the Company and to the projects placed in the hands of these companies.

        The Parties have agreed that these documents shall be deposited in Tonder Bank for a period of 2 years reckoned from the date of completion and subject to the terms that the Parties are given jointly access to inspect and copy the contents hereof.. In the event that one Party wishes to be given access to the deposited material, the other Parties shall contribute to giving the Party supervised access to the deposited documents.

5.2.    Moreover, the Purchaser has obtained the following oral information:

            o That the equity capital in the Company as of 31.12.2005 amounts to approx. DKK 5,500,000 - excluding profits pertaining to the Romo Project.

            o That the final operating permit pertaining to the Silkegade Project has not yet been obtained and that the Seller shall pay any expenditure in excess of DKK 100.000,00 concerning the application for the final operating permit.

5.3.    SELLER GUARANTEES:

        THAT the draft accounts for the Company for 2005, as submitted, gives a true and fair view of the operations in the financial period and of the financial state of affairs at the end of that year. Thus no obligations of material nature apart from those appearing from the aforesaid draft accounts are chargeable to the Company as at the end of 2005. Obligations arising from soil pollution or other soil problems, if any, unknown to the Company and therefore not booked are excluded from this guarantee.

5.4.    SELLER REPRESENTS:

        THAT to the best knowledge and belief of the Seller, there is nothing new of material nature as from the presentation of the accounts for 2005 to date, except for the information given about circumstances pertaining to the transferred projects,

        THAT the transferred shares in the Company are pledged to Tonder Bank,

        THAT the Company or the companies within the group of companies shall have the right or option to acquire the title to the land on which the projects contained in this Agreement, are to be constructed at the purchase prices contained in the budgets prepared by the Seller,

        THAT to the best knowledge and belief of the Seller, the building project, Romo Golf & Wellness, can be implemented and to the best knowledge and belief of the Seller, no objections have been lodged by authorities, plot owners or others that might jeopardize the implementation of the project. Due to the early stage of the projects, Adal Strandpark and Mommark Marinepark, the Seller needs the necessary basis to say with certainty that these projects can be implemented so as to meet the expected design and size,

        THAT to the best knowledge and belief of the Seller, the latest budget introduced pertaining to Romo Golf and Wellness including the adjustments made in connection with the due diligence exercised by the Purchaser resulting in the budgeted proceeds being reduced by DKK 40 million, has been prepared on a realistic basis. In all essentials, the estimates pertaining to Adal Strandpark and Mommark Marinepark, as supplied, are based on the Seller's best estimate and are therefore not the result of an actual budgeting procedure,

        THAT to the best knowledge and belief of the Seller, no events have been observed that should rebut the budgets or indicate that the budget objectives cannot be achieved or that any such event should have been included in the budgets,

        THAT until the date of completion, the Seller will carry on the group of companies subject to the previous conduct of business in compliance with the directions according to which the Company has previously been carried on thereby having regard to the Purchaser's acquisition thereof,

        THAT until the date of completion, the Seller shall not enter into any essential or onerous agreements or enter into any agreements, which would materially change the basis for the building projects unless receiving the prior written approval by the Purchaser,

        THAT to the best knowledge and belief of the Seller, any information about this Share Transfer Agreement given during the negotiations is correct,

        THAT to the best knowledge and belief of the Seller, any information set forth in this Share Transfer Agreement and Appendices thereto and in the material otherwise supplied by the Seller is correct,

        THAT the  Seller  has  informed   about  all   essential   circumstances
             pertaining to the Company and the group of companies that the Seller knows about,

        THAT otherwise to the best knowledge and belief of the Seller, no essential obligations of whatsoever nature, about which information has not been given or cannot be obtained from the material supplied under this Agreement, are chargeable to the Company or its subsidiaries,

        THAT to the best  knowledge  and  belief  of the  Seller,  there  are no pending actions, arbitration proceedings, complaints actions, actions on behalf of public authorities or public investigations against the group of companies apart from two legal disputes concerning painting pertinent to the Silkegade Project about which detailed information has been given in connection with exercising the due diligence, and operationally only the usual matters involving authorities, such as building applications, etc.,

        THAT to the best knowledge and belief of the Seller, the group is not in current or anticipatory breach of its obligations contained in any contractual relationship,

        THAT to the best knowledge and belief of the Seller, unless otherwise provided by the accounts for 2005, no claims or reservation of claims for the payment of taxes and dues have been raised against the group of companies by any authorities, and the group of companies has paid all taxes and dues.

5.5. Claims for damages can alone be raised against the Seller if evidenced that at the time of the Agreement, the Seller misrepresented facts or on any other grounds if evidenced that the Seller has committed fraud or gross negligence in the form of gross professional mistakes. However, this shall not apply to matters contained in the guarantee set forth under Clause 5.3. Thus, the Purchaser can alone claim damages and cannot cancel the purchase or raise any claim on the basis of the rules applying to a pro rate reduction.

        Compensation for any separate claim under DKK 2 million will not be paid. For any separate claim above this limit, compensation will alone be paid at a rate equal to 60% of the documented loss. In the event that the Purchaser can advance several separate claims, these claims will not accumulate in relation to this provision.

        The Parties agree that the purchase price has been fixed taking into consideration the limitation of the Seller's liability as agreed.

5.6. No claim for damages can be raised against the Seller due to matters that the Purchaser knew about or should have known about from the information that has been provided either in writing or orally to the Purchaser prior to entering into this Agreement.

5.7. Where the Purchaser feels entitled to claim damages in consequence of guarantee failure, lack of information or misrepresentations or on any other grounds, a written notice to that effect shall be given to the Seller without unreasonable delay after the Purchaser became or should have become aware of matters forming the basis of the claim. If such notice is not given by the Purchaser not later than one year after the date of completion, any claim will be forfeited.

6.      CONDITIONS

6.1. This Share Transfer Agreement is subject to Tonder Bank renouncing the pledge of the shares in the Company.

6.2. This Share Transfer Agreement is subject to the Seller and Hans Schmidt and Lars Svensen personally being discharged of any guarantees and warranties that they have undertaken for the debts and liabilities of the Company and its subsidiaries in relation to Tonder Bank, EIK Bank and Kaupthing Bank, Luxemburg.

        However, the Seller, Lars Svensen and Hans Schmidt are prepared to continue providing a limited security for the liabilities of 2S Ejendomsinvest ApS' group of companies in relation to EIK Bank and Tonder Bank in conformity with the provisions set forth in Appendix 6.2 attached hereto.

        For the sake of good order, it is pointed out that the Purchaser shall indemnify the Seller, Lars Svensen and Hans Schmidt, for any loss caused by any such security.

6.3. Furthermore, this Agreement is subject to the 'clear title final and conclusive conveyance' to RGW A/S pertaining to the property of title number: 428 m.fl.(and others) Kirkeby, Romo, not later than as of the date of completion.

6.4. Furthermore, this Agreement is subject to Eurotrust A/S, Company Registration No. (CVR) 10298148 by endorsement on this Share Transfer Agreement undertakes vicarious liability as guarantor assuming primary liability for the Purchaser's proper performance of all of its obligations towards the Seller according to this Agreement.

6.5. On the Purchaser's part, this Agreement is subject to an agreement being made with DanParcs not later than by 20 December 2006 to the effect that the term, during which the contract made between the Company and DanParcs is not terminable, can be changed. Either in a way enabling the Company to terminate the contract by giving 12 months' prior written notice to expire on the last day of any month to expire at the earliest as of 31.12.2009, though, or subject to any other terms that are acceptable to the Purchaser. If this condition is not fulfilled before the said date, the purchase price shall be reduced by DKK 3,000,000.00, and the portion of the purchase amount on deposit according to Clause
        4.2. shall be repaid to the Purchaser. However, if this condition is fulfilled within the said date, the amount on deposit shall be released to the Seller.

7.      CLOSING

7.1. If the conditions set forth under Clauses 6.1., 6.2., 6.3. and 6.4. are fulfilled, the Parties shall meet at the Purchaser's premises on the date of completion at 11:00 a.m. for completion of the transaction by

        a) the Seller handing over to the Purchaser the register of shareholders in the Company, stating the Purchaser as the owner of the total share capital in the Company, and simultaneously an endorsement as regards the pledge of the shares in the Company as set forth under Clause 4.2.

        b) Documentation to the effect that an annual general meeting has been held in the Company and the Company's subsidiaries, which are included in the transfer prior to the date of completion, if according to the rules in force from time to time, these subsidiaries  are under an  obligation  to  prepare  accounts  as of
            31.12.2005. At the same time, it must be documented that Torben B. Pedersen is the only registered member of the management of the Company

        c) Transfer of the first instalment of the purchase price in the amount of DKK 38,060,000.00 to a bank account in Tonder Bank according to instructions to be given by the Seller.

        d) The Seller submitting documentation to the effect that the shares in the Company have been released from the pledge to Tonder Bank, perhaps subject to the payment of the first instalment of the purchase price in the amount of DKK 38,060,000.00 to Tonder Bank.

        e) The Purchaser submitting documentation to the effect that the Seller, Hans Schmidt and Lars Svensen personally, subject to effecting the transfer, have been released from the obligations listed under Clause 6.2.

        f) The Seller undertaking the limited security towards EIK Bank as set forth under Clause 6.2.

        g)  Signing of the  Consultancy  Agreements  attached  as  Appendix  8.1 hereto.

8.      HANS SCHMIDT AND LARS SVENSEN

8.1. This transfer is subject to Hans Schmidt and Lars Svensen via the companies, LBS Consult ApS and Rorkaer Ingeniorfirma ApS, signing the Consultancy Agreements attached as Appendix 8.1 pertaining to the completion of projects in progress.

8.2. The Purchaser is under an obligation to indemnify the Seller and Hans Schmidt and Lars Svensen for any guarantees and financial warranties, they might have undertaken pertaining to the building projects transferred and for any operating credits from the companies transferred to the extent these liabilities appear from the accounts or otherwise can be documented to be chargeable to the Company or to any subsidiary and forming part of the budgets for the building projects introduced.

9.      TORBEN B. PEDERSEN

9.1. The Parties agree that Torben B. Pedersen's employment with the Company shall remain in full effect at a similar level and on minimum the same terms of employment as during his previous employment with the Company and a level of salaries that is equal to his market value. Torben B. Pedersen's employment shall be governed by separate written agreement to be executed not later than as of the date of completion.

10.     NON-COMPETITION

10.1. For a period of 2 years from the date of the transfer, the Seller, Hans Schmidt and/or Lars Svensen ("the Obligators") shall not either directly or indirectly have any financial interests in or otherwise have interests in enterprises carrying on project development in Denmark in the field of holiday and housing projects. Within the same period of time, Hans Schmidt and Lars Svensen cannot either be employed in any enterprises that are interested in such projects.

        This non-competition clause shall not prevent the Obligators from engaging in normal investment in real property, including modernisation and development such properties.

        Furthermore, not withstanding the non-competition clause, the Obligators shall be entitled to commercially carry on project development of holiday and housing projects subject to the total investment framework in connection with the individual project does not exceed DKK 20 million or for purely sale of land projects DKK 10 million.

        At the time of entering into this Agreement, the Obligators are directly or indirectly involved in a range of investments in real property. These property investments are specified on the list attached to this Agreement as Appendix 10.1. The Parties agree that the Obligators shall remain entitled to own, modernise and develop these properties without thereby committing breach of this non-competition clause.

10.2. In case of breach by either Obligator of this non-competition clause, the Obligator in breach shall pay an agreed penalty in the amount of DKK 2 million to the Purchaser for any one breach hereof. In addition to paying the penalty, the Obligator in breach shall surrender the contribution margin/gross profits gained by committing breach of the non-competition clause to the Purchaser.

10.3. Any breach of the aforesaid provision can be defended by injunctive relief without posting bond.

11.     NUMBER OF COPIES

11.1. This Share Transfer Agreement shall be executed simultaneously in 4 copies of which the Purchaser, Eurotrust A/S, HS and VH shall keep one counterpart.

Kolding, 02 June 2006


As Sellers:                             As Purchaser:

For Vida Holding ApS                    For Aktiv Gruppen Holding A/S
and Lars Svensen


(SIGNATURES ILLEGIBLE)                  (SIGNATURES ILLEGIBLE)
----------------------------            -----------------------------

For Hans Schmidt Holding A/S
and Hans Schmidt:

(SIGNATURE ILLEGIBLE)
----------------------------

The undersigned Company Eurotrust A/S, Company Registration No. (CVR) 10298148 agrees to hold itself primarily liable as a guarantor for the Purchaser's proper performance of its obligations towards the Seller, Lars Svensen and Hans Schmidt, in conformity with the aforesaid Share Transfer Agreement.

For Eurotrust A/S:

(SIGNATURES ILLEGIBLE)
----------------------------